May 30, 2002

Corey B. Lindley
Nu Skin International, Inc.
75 West Center Street
Provo, Utah 84601

Dear Corey,

LETTER OF UNDERSTANDING

I am pleased to confirm your international assignment with Nu Skin International Management Group, Inc. (NSIMG) effective August 8, 2002. You have already received the following documents relating to this assignment for your review.

<	Expatriate Compensation Profile

<	International Assignment Policy for Expatriates

<	International Assignment Tax Equalization Policy

These documents represent NSIMG’s financial commitment to you as well as other important policies related to your assignment. Additional terms and conditions of your international assignment are as follows:

1.     Position

You will continue as an NSE Executive Vice President. You will be directly accountable to Steve Lund, CEO & President of NSE. Your primary responsibility will be to oversee the strategies, development and operations in China, as well as continuing in your role as an Executive Vice President.

2.     Term

The assignment is for a period of two years, commencing on or about August 8, 2002. By mutual written agreement the terms of the agreement may be extended, shortened or otherwise modified. Upon satisfactory completion of your assignment the Company will use its best efforts to assign you to a position comparable to the position held immediately prior to the foreign assignment with the salary comparable to the salary earned prior to the foreign assignment.

3.     Compensation

Your annual base salary will remain at its current level with no international service premium. Annual salary increases, if any, will be determined by the company. Your salary will be paid to you on a bi-weekly basis along with the various differentials and allowances, as indicated on the Expatriate Compensation Profile and subject to periodic review and adjustment according to company policy. Your incentives and level at which you receive those incentives will remain the same as stated in the Cash Incentive Plan.

4.     Housing

The company will allow flexibility in the amount of the housing allowance to assist in identifying a home that will be adequate for your family. In addition an employee housing contribution will not be deducted from your bi-weekly pay during your term of service.

5.     Location

Your residence and office shall be located in or near Shanghai and your work assignment area shall consist of China, for the China portion of your work.

6.     Passport/Visa/Work Permit

The Human Resources Department and the Company’s Travel Administrator at extension 3939 will assist you in obtaining these necessary documents at your earliest opportunity.

7.     Travel and Auto

Advance fare, economy class air travel on the most direct routing is authorized for expatriation, home leave, emergency leave and repatriation for you and your dependents. Schedule flights through the Company’s Travel Administrator at extension 3939. You and your family are also authorized for one additional home leave or trip authorization per year with the first such trip taken approximately six months from the begginng of the assignment. The cost of the economy class air travel for the additional annual trip should not exceed $1,500 per ticket.

In place of the transportation allowance the company will provide transportation for you and your family at the assignment location. The company will also provide storage for your two vehicles during the two year assignment.

8.     Tax

NSIMG’s policy with respect to tax reimbursement is based on tax equalization. NSIMG expects its employees to comply fully with all applicable tax laws in both the home and host countries. With tax equalization, you will pay roughly the same amount in taxes that you would have paid had you remained in your home country under similar circumstances. PriceWaterhouseCoopers, a international accounting firm, will assist you in filing your foreign and U.S. tax returns as outlined in the International Assignment Tax Equalization Policy.

9.     Resignation/Termination

Either party may terminate this agreement with four (4) weeks written notice. See the International Assignment Policy for Expatriates for further details regarding other terms related to resignation/termination.

Please review the contents of this letter of understanding carefully since it represents essential terms of your international assignment. If the terms of this letter are agreeable to you, please sign the original copy and return it to me. Should there be any questions pertaining to any element of this letter, I or a member of my staff are ready to assist in answering them.

Sincerely,

/s/  Steven J. Lund
Steven J. Lund
President & CEO Nu Skin Enterprises
Date: 5/30/2002

ACCEPTED: /s/  Corey B. Lindley
Corey B. Lindley
NSE Executive Vice President
Date: 5/30/02